Exhibit 10.8

Mei Lin International Technical Services (Hong Kong) Limited

EMPLOYMENT CONTRACT

This Employment Contract is made between Merry International Technical Services (Hong Kong) Limited (hereinafter referred to as the “Employer”) and Mr. Hui Sai Wa, HKID: Z767727(9) (hereinafter referred to as the “Employee”). Both parties agree to comply with the following employment terms and conditions:

1	Commencement Date	With effect from 07 November 2024.

2	Position	Chief Operating Officer

The Employee shall observe and comply with the Employer’s business policies and directives. The Employee shall assume all responsibilities and duties appropriate to the position and shall use his best endeavours to serve the Company.

3	(i) Remuneration	The salary shall be: HK$57,500 per month during the probationary period. HK$60,000 per month upon confirmation of employment.

	(ii) Discretionary Bonus	Based on the Company’s performance and the Employee’s individual performance as of 31 December each year, the Employee may be eligible for a discretionary bonus. The Employer retains full discretion to determine whether to grant such bonus. The Employer does not guarantee the payment of any bonus. When a bonus is granted, the Employee must remain in employment and neither party shall have served written notice to terminate this Employment Contract.

4	Working Hours	The Employee’s office hours shall be Monday to Friday, from 9:00 a.m. to 6:00 p.m., with a lunch break from 12:00 p.m. to 1:30 p.m. Where necessary, the Employer reserves the right to adjust the Employee’s office hours and shift work arrangements.

5	Probationary Period	The probationary period shall be 3 months. The Employer may, prior to the expiry of the probationary period, determine whether an extension of the probationary period is required. During the probationary period, either party has the right to terminate the employment contract.

6	Paid Annual Leave	The Employee shall accrue paid annual leave on a pro-rata basis upon completion of each month of service, and may take such leave upon completion of the probationary period. The Employee shall not be entitled to compensation in respect of any untaken paid annual leave for that year. Unless otherwise agreed by the Employer, any paid annual leave to which the Employee is entitled but which remains untaken may not be carried forward to the following year.

7	Other Employee Benefits	The Employee shall be entitled to medical insurance upon successful completion of the probationary period. Detailed terms and benefit contents shall be provided to the Employee separately after commencement of employment.

8	Mandatory Provident Fund	The Employee shall participate in the Mandatory Provident Fund scheme arranged by the Employer. Details shall be provided when the Employee joins the scheme.

9	Termination of Employment	The Employer shall have the right to terminate this Employment Contract without notice or payment in lieu of notice or any compensation in the following circumstances:

Where the Employer lawfully summarily terminates this Employment Contract under common law or other circumstances; or

Where the Employer considers that the Employee is unable or unwilling to perform his duties under reasonable circumstances, or where the Employee has breached the terms of this Employment Contract, industry codes, any legislation or securities regulations, or any grounds listed under Section 9 of the Employment Ordinance, or for any reason whereby the Employee’s application for registration or any related application with the Securities and Futures Commission is refused, withdrawn, suspended or revoked, rendering the Employee unable to perform his duties.

For the avoidance of doubt, it is hereby declared that the termination of this Employment Contract shall not prejudice any rights or obligations that are expressly stated to remain valid or arise after the termination of this Employment Contract.

For the further avoidance of doubt, the Company reserves the right to terminate this Employment Contract regardless of whether any warning letter has been issued to the relevant Employee in advance.

10	Confidentiality	Without the Employer’s authorisation, the Employee shall not, during or after the period of employment, disclose or communicate to any person (other than senior executives with proper authority) any confidential or personal information, trade secrets, accounts, transaction data, or any business, financial or commercial dealings of or relating to the Company that the Employee may receive or obtain, nor shall the Employee disclose any Company information to third parties, except with the written instruction of the Company’s management. Save for the benefit of the Company, the Employee shall not use any confidential information obtained in the course of employment for any private or other purposes.

The provisions of this Clause 10 shall remain valid after the termination of this Employment Contract.

11	Employee Conduct	During the period of employment, the Employee shall meet the standards of personal and daily work conduct. The Employee shall also take note of the employee handbook, correspondence and notices issued by the Employer.

12	Sickness and Injury	Where the Employee is absent from work due to sickness or injury, and the period of absence does not exceed the accumulated number of sickness days as stipulated in the Employment Ordinance, the Employee shall be entitled to paid sick leave benefits. Where the above sick leave period is for 1 working day or more, the Employee shall provide a medical certificate signed by a registered medical practitioner recognised by the Hong Kong Special Administrative Region, setting out the Employee’s condition.

13	Tax Liability	During the period of employment, the Employee shall bear all salaries tax and liabilities arising from or in connection with this Employment Contract (whether in Hong Kong or elsewhere).

14	Disclosure or Transfer of Information	The Employee hereby agrees and undertakes as follows:

1. Prior to entering into this Employment Contract or any other agreement with the Company, or participating in any transaction, and during the term of the relevant agreement or transaction, the Employee shall fully disclose to the Company all material circumstances known to the Employee that would or might reasonably be considered to affect the Company’s conduct; and all matters, whether or not the relevant agreement or transaction is entered into, varied or continued;

2. To transfer to the Company any information known to the Employee that would reasonably be considered prejudicial to the Company’s business.

16	Governing Law	This Employment Contract shall be governed by the laws of the Hong Kong Special Administrative Region of the People’s Republic of China. Both parties shall comply with the aforesaid laws.

Both the Employer and the Employee fully understand and acknowledge the above provisions and agree to sign to confirm. Both parties shall retain a copy of this contract for future reference.

Employee’s Signature	Employer’s or Representative’s Signature & Company Chop

Name: Hui Sai Wa	Merry International Technical Services (Hong Kong) Limited

HKID No.: Z767727(9)

Date: 07/11/2024	Date: 07/11/2024